UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GIGA-TRONICS INCORPORATED
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Giga-tronics Incorporated

4650 Norris Canyon Road

San Ramon, California 94583

(925) 328-4650

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our Shareholders:

A Special Meeting of Shareholders of Giga-tronics Incorporated will be held at 9:30 a.m., local time, on Thursday, February 13, 2014, at the Giga-tronics executive offices, at 4650 Norris Canyon Road, San Ramon, California, for the following purposes:

1.	To approve our executive compensation program on an advisory (non-binding) basis;

2.	To vote on the frequency of future votes on our executive compensation program on an advisory (non-binding) basis;

3.	To approve an amendment to our 2005 Equity Incentive Plan increasing the number of shares available for grant as awards under the plan; and

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on December 23, 2013 will be entitled to vote at this meeting, or any adjournment of this meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER YOU HOLD. PLEASE DATE, SIGN, VOTE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, PREPAID ENVELOPE.

By Order of the Board of Directors,

Steven D. Lance
Vice President Finance, Chief Financial Officer and Corporate Secretary

San Ramon, California

January 2, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 13, 2014: This Proxy Statement is available for viewing, printing and downloading at www.gigatronics.com under the tab “Investor Relations.”

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS
AND THE SPECIAL MEETING

Questions About these Proxy Materials and the Meeting

Why am I receiving these materials?

Our Board of Directors is providing these proxy materials to you in connection with the Special Meeting of Shareholders of Giga-tronics Incorporated (“we”, “us’ or the “Company”) to be held on February 13, 2014. As a holder of our common stock, you are invited to attend the meeting and are entitled to and requested to vote on the proposal described in this proxy statement.

Who is soliciting my vote pursuant to this proxy statement?

Our Board of Directors is soliciting your vote at the meeting. In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

What am I voting on?

You are being asked (1) to approve the executive compensation of our executive officers described in this proxy statement on an advisory (non-binding) basis, (2) to vote, on an advisory (non-binding) basis, on whether future advisory votes on the compensation of our executives should be held every one, two or three years and (3) to approve an amendment to our 2005 Equity Incentive Plan making an additional 500,000 shares available for grants of awards under the plan.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote “FOR” the approval of the executive compensation of our executive officers on a non-binding basis, for future votes on executive compensation to be held every THREE years, and “FOR” the amendment to our equity incentive plan.

Who is entitled to vote?

Only shareholders of record of our common stock at the close of business on December 23, 2013 are entitled to vote at the meeting. We refer to this date as the “record date.”

How many shares are eligible to be voted?

At the meeting, the equivalent of 7,034,647 shares of our common stock will be entitled to vote.

As of the record date of December 23, 2013 we had 5,181,247 shares of common stock outstanding.

In addition, as of the record date there were 18,534 shares of our preferred stock outstanding. Holders of our preferred stock are entitled to vote together with our common stock at a rate of 100 votes per share. Therefore holders of preferred stock will have the power to cast an aggregate of 1,853,400 votes on matters submitted to shareholders at the meeting.

How many votes do I have?

Holders of common stock are entitled to one vote, in person or by proxy, for each share of common stock outstanding in his or her name on the books of the Company as of the record date for the meeting on any matter submitted to the vote of the shareholders. Holders of our preferred shares are entitled to 100 votes per preferred share.

How many shares of stock must be represented at the meeting in order to conduct the meeting?

California law provides that any shareholder action at a meeting requires a quorum. A quorum for the meeting will consist of a majority of our outstanding common shares and preferred shares that are entitled to vote at the meeting. Therefore, at the meeting, the presence, in person or by proxy, of the holders of common shares and preferred shares with the power to cast at least 50% of the votes will be required to establish a quorum. Shareholders of record who are present at the meeting in person or by proxy and who abstain are considered shareholders who are present and entitled to vote and will count towards the establishment of a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have a discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

How many votes are required to approve the proposals?

The advisory vote to approve our executive compensation and the proposal to amend our 2005 Equity Incentive plan each requires the affirmative vote of a majority of the shares present at the meeting and voting (which shares voting affirmatively also constitute a majority of the required quorum). If a quorum is present, the failure to vote will not affect whether either of these proposals is approved. If a majority of the shares required to constitute a quorum vote in favor of either proposal, abstentions and broker-non-votes will have no effect on the outcome of voting. But if the number of shares voting in favor of either of these proposals, though a majority of the shares represented and voting, does not constitute a majority of the shares required to constitute a quorum, then abstentions and broker non-votes will have the same effect as votes against the proposal. For the advisory vote on the frequency of future advisory votes on our executive compensation program, the board of directors will consider the alternative receiving the most votes to be the preference of the shareholders and abstentions and broker non-votes will not affect the outcome of voting.

How may I cast my vote?

If you are a shareholder of record: You may vote by one of the following methods (as instructed on the enclosed proxy card):

1. In person at the meeting,

2. On the Internet at www.proxyvote.com, or

3. By mail.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are a shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form:

You must provide instructions to the broker or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the executive compensation advisory approval or the amendment to our 2005 Equity Incentive plan and will only vote on this proposal at the direction of the underlying beneficial owners of the shares of common stock. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares on these proposals.

Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive your proxy card. If you own your shares in this manner, you cannot vote in person at the meeting unless you receive a proxy allowing you to vote at the meeting from the broker or the nominee, and you bring the proxy to the meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the meeting by submitting a new proxy card; delivering written notice to our Secretary prior to February 13, 2014, stating that you are revoking your proxy; or attending the meeting and voting your shares in person. Please note that attendance at the meeting will not, in itself, constitute revocation of your proxy.

Who may attend the meeting?

All shareholders who owned shares of our common stock on December 23, 2013, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the matters described above. If any other matters should arise at the meeting, your proxy gives the proxy holders authority to vote on these matters in their discretion. For example, if we decide to adjourn the meeting one or more times for the purpose of soliciting additional proxies on a proposal, the proxy holders will have authority to vote your shares in favor of such an adjournment unless you have voted against the proposal.

Where and when will I be able to find the results of the voting?

The results of the voting will be announced at the meeting. We will also publish the final results in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the conclusion of the meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except:

●	as necessary to meet applicable legal requirements,

●	to allow for the counting and certification of votes, or

●	to help our Board solicit proxies.

Who is paying for the costs of this proxy solicitation?

The Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Eagle Rock Proxy Advisors will receive and tabulate the ballots and proxies.

What happens if the meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

Who should I call if I have questions or need assistance voting my shares?

Please call Steven D. Lance, our Corporate Secretary, at (925) 328-4565 or send an email to slance@gigatronics.com.

PROPOSAL 1

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote is commonly referred to as a “say on pay” proposal.

Our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, has designed our executive compensation program to provide a competitive yet equitable compensation and benefits package that reflects the Company’s performance and size, job complexity, and strategic value of the position while enabling long-term retention and motivation consistent with the long-term interests of our shareholders. We encourage you to carefully review the section entitled “Executive Compensation” beginning on page 9 of this proxy statement for details on Giga-tronics’s executive compensation, including Giga-tronics’s compensation philosophy and objectives, as well as the reasons and processes for how our Compensation Committee determined the structure and amounts of the fiscal 2013 compensation of our executives.

We are asking our shareholders to support for our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the philosophy, policies and practices described in this proxy statement.

Accordingly, we are asking our shareholders to approve the compensation of our named executive officers, as disclosed in this proxy statement.

The results of this advisory vote are not binding on Giga-tronics. However, our Compensation Committee values the opinions expressed by shareholders in their vote, and will consider the outcome of the vote when making future compensation decisions for named executive officers. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 1.

PROPOSAL 2

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act, which requires each U.S. public company to hold a “say on pay” advisory vote, also requires that shareholders be asked to vote on the frequency of future “say on pay” votes. At the meeting, shareholders will vote on whether future advisory votes on the compensation of our named executive officers, such as the one in Proposal 1 above, should occur every year, every two years, or every three years. This vote is advisory (non-binding) and must be held at least once every six years.

Shareholders may specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. The Board of Directors is making a recommendation on this matter, so your shares will be voted on this matter unless you specifically indicate your preference among the choices. This advisory vote is non-binding on the Board, but the Board will give careful consideration to the voting results on this proposal and expects to be guided by the alternative that receives the greatest number of votes, even if that alternative does not receive a majority of the votes cast.

PROPOSAL 3

AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN

The Proposal

The Board of Directors has approved an amendment to our 2005 Equity Incentive Plan (the “Plan”) increasing the number of shares of common stock available for awards under the Plan by 500,000 shares. At the meeting, shareholders will be asked to approve the amendment.

The Plan is intended to encourage ownership of the Company’s stock by the Company’s employees and directors and to provide additional incentive for them to promote the success of the Company’s business. The Company’s shareholders first approved the Plan in 2005.

The Plan currently provides that up to 1,750,000 shares of the Company’s common stock are available for awards. If the shareholders approve the proposed amendment, the Plan will be amended to increase the total number of shares available for grants under the Plan to a total of 2,250,000 shares. These awards include stock options, including incentive stock options, restricted stock, stock awards and stock appreciation rights, including grants of performance-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of these awards for federal income tax purposes.

As of the date of this Proxy Statement, options to purchase 1,397,250 shares have been granted by the Board of Directors and were outstanding, and options to purchase an additional 152,323 shares have been exercised by option holders, leaving 200,427 shares of the 1,750,000 shares previously authorized currently available for further grants of options, including shares returned to the Plan upon cancelation of options. The Company has not granted awards under the Plan other than stock options. If the shareholders approve Proposal 3, the number of shares available for further grants under the Plan will be 700,427.

The Plan and Types of Awards

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is presently composed of four members, all of whom are independent directors as defined by the regulations of the SEC and NASDAQ. Any of the employees including officers and directors may be selected by the Committee to participate in the Plan. As of December 23, 2013, there were approximately 80 persons who are eligible to participate in the Plan.

The Board may at any time exercise any of the powers and responsibilities assigned to the Committee under the Incentive Plan. Subject to the provisions of the Incentive Plan, the Committee has complete authority to make all determinations with respect to awards to be granted, including the form of award and the recipient of the award. Subject to the provisions of the Incentive Plan, the Committee also has complete authority to interpret the Incentive Plan, to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, to determine the terms and provisions of any agreements concerning the terms of an award, and to make all other determinations necessary or advisable for the administration of the Incentive Plan. All decisions, interpretations and other actions of the Committee are final and binding.

The Plan authorizes the Company to grant equity-based awards to participants. These awards include options that qualify as incentive stock options (“Incentive Options”) under the Internal Revenue Code of 1986 (the “Code”) and nonqualified stock options (“Nonstatutory Options”), restricted stock awards, stock grants and stock appreciation rights. Only employees of the Company are eligible for grants of Incentive Options. In addition, if an Incentive Option is granted to an officer or employee of the Company who, at the time of the grant, owns more than 10 percent of the Company’s common stock, the exercise price of the options must be not less than 110 percent of the fair market value of the Company’s common stock at the time the option is granted. All options granted generally expire not later than ten years from the date of grant except that incentive stock options granted to 10 percent shareholders will expire not later than five years from the date of grant. Unless the Committee specifically determines otherwise at the time of the grant of the option, options vest and become exercisable in installments as to 20% of the underlying stock at the first anniversary of the grant date and 20% per year thereafter. The Committee may allow an optionee to exercise before an installment vests, subject to the Company’s right to repurchase the shares or any other restriction the Committee imposes. The vesting of any awards granted under the Incentive Plan may be accelerated in full in the event of a merger or sale of the company if the acquiring entity does not assume or replace the awards with comparable awards. In addition, the Committee may accelerate the exercisability of options (unless restricted by the Code in the case of incentive options) and any grant of restricted stock even if restrictions have not expired. To the extent that the aggregate fair market value of stock with respect to which Incentive Options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such excess options will be treated as Nonstatutory Options.

Options granted must have an exercise price that is not less than the fair market value of the Company’s common stock on the date of grant. As of December 23, 2013, the last closing sale price for the Company’s common stock as reported by Nasdaq was $0.96 per share.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent. The Committee may allow the optionee to make payment by tendering shares of our common stock having a fair market value equal to the exercise price. The Committee may also allow broker-assisted cashless exercises under which the Company issues shares on exercise of the option and is paid the purchase price from the sale of the shares by the optionee’s broker. The Committee may also authorize loans for the purpose of exercise to the extent permitted by law and may withhold shares on option exercise in payment of the exercise price and tax withholding.

Options continue to be exercisable for up to twelve months after an optionee’s association with the Company terminates due to death or disability and up to 60 days after an optionee’s association ends for other reasons for the 2000 Plan. Options continue to be exercisable for up to twelve months after an optionee’s association with the Company terminates due to death or disability and up to 90 days after an optionee’s association ends for other reasons for the Plan. These periods may be extended at the Committee’s discretion.

Performance-based awards

Grants of performance-based awards under the Incentive Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Section 162(m) of the Code denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000, unless the plan contains certain features that qualify the compensation as “performance-based compensation.” Because Section 162(m) of the Code only applies to those employees who are “covered employees” as defined in Section 162(m) of the Code, only covered employees and those likely to become covered employees are eligible to receive performance-based awards. “Covered employees” means the Company’s chief executive officer or any of its other four highest compensated officers.

Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee during the first 90 days of the year for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria which are set forth in Section 2.23 of the Incentive plan:

2.23 Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, Stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group, and may be calculated in any manner chosen by the Committee. With regard to a particular performance period, the Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Committee may reduce or eliminate (but not increase) the award. Generally, a participant would have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for that period.

 United Stated Income Tax Implications

The Company is generally entitled to a tax deduction in connection with an option or award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, upon the exercise of a Nonstatutory Option). Special rules limit the deductibility of compensation paid to the Chief Executive Officer and to each of the named executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards. These conditions include shareholder approval of the Plan and performance criteria under the Plan, setting individual annual limits on each type of award, and certain other requirements. The Plan has been designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to receive a federal income tax deduction in connection with such awards if the Company should make them.

The grant of Incentive Options will not result in taxable income to the recipient. With respect Nonstatutory Options, the recipient will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and the Company will be entitled to a corresponding deduction. Generally, gains or losses realized by the participant upon disposition of such shares will generally be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise. In the case of a disqualifying disposition of Incentive Option stock, however, some or all of the gain will be ordinary income and the Company will be entitled to a corresponding deduction.

The grant of restricted stock should not result in income for the recipient or in a deduction for the Company for federal income tax purposes if the shares transferred are subject to restrictions resulting in a “substantial risk of forfeiture.” If there are no such restrictions, the recipient would recognize ordinary income upon receipt of the shares. Any dividends paid to the recipient while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the recipient would receive ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding would be required.

The grant of a performance-based award will not result in income to the recipient. Upon the receipt of shares or cash under a performance-based award, the recipient would recognize ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding would be required.

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Plan. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Reasons for Amending the Plan

As of December 23, 2013, there are only 200,427 shares available to award. The Board of Directors believes that the availability of stock based compensation for officers and employees will be a key factor in the ability of the Company to attract qualified individuals to fill certain positions. It is also anticipated that additional equity awards may be needed to retain existing officers and staff. The Company has not made any determination as to specific grants to be made under the Plan upon approval of the amendment by shareholders.

Accordingly, the Board of Directors is seeking shareholder approval to increase the number of shares authorized under the Plan in order to ensure that shares will be available to adequately compensate the Company’s employees and directors as the Company expands its business and adds additional employees.

 Shareholder Approval

Approval of the amendment to the Plan requires the affirmative vote of a majority of the outstanding shares represented and entitled to vote at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

EXECUTIVE COMPENSATION

Compensation of Officers

The following table provides information concerning compensation paid or accrued by the Company, to or on behalf of Giga-tronics’ chief executive officer and the other executive officers during the last fiscal year ended March 30, 2013, and for the fiscal year ended March 31, 2012:

Summary Compensation Table
					All Other
Name and	Fiscal	Salary	Bonus	Option Awards (1)	Compen- sation (2)	Total
Position	Year	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
John R. Regazzi	2013	$225,000	-	$253,063	$1,350	$479,413
Chief Executive Officer	2012	$175,000	-	$134,907	$1,050	$310,957

Steven D. Lance (3)	2013	-	-	-	-	-
Vice President Finance,	2012	-	-	-	-	-
Chief Financial Officer & Secretary

Jeffrey T. Lum	2013	$145,000	-	$116,922	$1,450	$263,372
President, ASCOR	2012	$127,295	-	$20,236	$1,273	$148,804
Chief Technical Officer, Giga-tronics

Michael R. Penta (4)	2013	$104,327	$28,086	$156,505	$7,242	$296,160
Vice President, Sales	2012	-	-	-	-	-

Frank D. Romejko (5)	2013	$150,000	-	-	$1,500	$151,500
Vice President Finance,	2012	$105,683	-	$79,130	$1,057	$185,870
Interim Chief Financial Officer

(1)

Stock options granted under Giga-tronics’ 2005 Employee Incentive Plan. The value for Stock Option Awards in the table above represents grant date fair value of Stock Option Awards for fiscal year 2013 and 2012. For Option Awards, the dollar amount for each individual varies depending on the number of options granted, the fair value of such options, and the vesting terms of such options. See Note 1 of the audited consolidated financial statements for the fiscal year ended March 30, 2013 for information on the assumptions used to calculate the grant date fair value of Option Awards and the expense recognized under ASC 718.

(2)	Includes contributions made by Giga-tronics to its 401(k) Plan which match in part the pre-tax elective deferral contributions included under Salary made to the 401(k) plan by the executive officers.
(3)	Became officer on May 24, 2013.
(4)	Became officer on July 16, 2012.
(5)	Interim Chief Financial Officer from February 1, 2012 to May 23, 2013.

Stock Options

The following table sets forth information about stock options held by the named executive officers outstanding at the end of fiscal 2013. All option exercise prices were based on market price on the date of grant.

Outstanding Equity Awards at Fiscal Year-End
			Option
	Unexercised Options	Unexercised Options	Exercise	Expiration	Restricted
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date	Stock
(a)	(b)	(c)	(e)	(f)	(g)
John R. Regazzi	11,500	5,000	$1.95	8/18/2014
	20,000	80,000	$1.64	12/15/2021
	-	100,000	$1.42	8/22/2022
	-	100,000	$1.65	3/13/2023
Jeffrey T. Lum	18,750	6,250	$1.95	8/18/2014
	7,500	7,500	$2.40	6/3/2015
	3,000	12,000	$1.64	12/15/2021
	-	10,000	$1.42	8/22/2022
Michael R. Penta	-	100,000	$1.18	7/16/2022
	-	100,000	$1.18	7/30/2014
	-	-	$0.00	7/30/2014	50,000
Frank D. Romejko	1,875	-	$1.39	6/10/2013
	3,750	1,250	$1.95	8/18/2014
	5,000	5,000	$2.40	6/3/2015
	3,000	12,000	$1.64	12/15/2021
	10,000	40,000	$1.43	2/7/2022

Equity Compensation Plan Information

The following table provides information on options and other equity rights outstanding and available at March 30, 2013.

Equity Compensation Plan Information
	No. of securities to be issued upon exercise of outstanding options, stock awards, warrants and rights (1)	Weighted average exercise price of outstanding options, stock awards, warrants and rights	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,962,469	$2.0745	417,552
Equity compensation plans not approved by security holders - options	100,000	$1.1800	n/a
Equity compensation plans not approved by security holders - restricted shares	50,000	-	n/a
Total	2,112,469	$1.9830	417,552

(1)

Includes 246,125 shares issuable under the 2000 Stock Option Plan, 1,210,125 shares issuable under the 2005 Equity Incentive Plan, 100,000 shares issuable outside of the 2005 Equity Incentive Plan, and 506,219 warrants.

Employment Contracts and Termination of Employment and
Change-In-Control Arrangements

Change-In-Control Arrangements

All outstanding options may accelerate and become exercisable for fully vested shares upon a change in control of Giga-tronics, whether effected through merger, sale of substantially all of Giga-tronics’ assets, the successful completion of a hostile tender offer for 30% or more of Giga-tronics’ outstanding common stock, or a change in the majority of the Board of Directors as a result of one or more contested elections for Board of Directors membership.

Compensation Committee Interlocks and Insider Participation

No executive officer of Giga-tronics serves as a member of the Board of Directors or compensation committee of any entity which has one or more executive officers serving as a member of Giga-tronics Board of Directors or Compensation Committee.

Report on Executive Compensation

General Compensation Policy

Giga-tronics’ executive compensation philosophy rests on two fundamental principles. First, the program is intended to provide fully competitive levels of compensation - at expected levels of performance - in order to attract, motivate and retain talented executives. Secondly, the program is intended to create an alignment of interest between Giga-tronics’ executives and its shareholders such that a significant portion of each executive’s compensation is linked directly to the creation of shareholder value.

The Executive Compensation Program is intended to place heavy emphasis on variable pay, which is pay that varies with performance, and less focus on a fixed base salary. The incentive pay programs are intended to reward performance that is directly relevant to the Company’s short term and long term success. The three primary components of the program include base salary, annual incentive, which is a performance-based bonus, and long-term incentives such as stock options.

Factors

The process involved and the factors considered in the executive compensation determination for fiscal year 2013 are summarized below. It is expected that this process will remain the same in fiscal year 2014. However, the Compensation Committee may, at its discretion, apply a different set of factors in setting executive compensation in the future in order to further enhance the basic concept of "pay-for-performance".

Base Salary

Base salaries are based primarily on individual performance, and each individual’s role in Giga-tronics. Employees with higher levels of sustained performance over time and/or those assuming greater responsibilities will be paid correspondingly higher salaries.

On the basis of its knowledge of the industry, and after reviewing published compensation surveys, this Committee believes that the base salary levels in effect for Giga-tronics’ executive officers are competitive with comparable companies within and outside its industry with which Giga-tronics competes for executive talent. However, the Committee did not engage an independent third party to confirm the specific percentiles at which the base salary levels in effect for Giga-tronics’ executive officers stood in relation to other comparable companies in its industry.

Salaries are reviewed annually based on individual performance, overall financial results and the general level of increases in the marketplace. Salary increases are granted within a pay-for-performance framework.

Annual Performance (Non-Stock) Based Incentive Compensation

Giga-tronics’ annual incentive bonus plan is intended to:

●          reward key employees based upon company and individual performance,

●          motivate, and

●          provide competitive cash compensation opportunities.

Incentive awards are paid annually in cash based upon achievement of individual performance objectives for the most recently completed fiscal year.

Other than sales incentive bonuses, there were no bonus payments earned in fiscal 2013.

Long-Term (Stock Based) Incentive Compensation

Giga-tronics has always believed that stock ownership or stock option participation is the most effective way of aligning its management and shareholder interests. Options are generally issued with an exercise price at 100% of market value, for ten year terms, exercisable for 20% of the total grant per year after the first year. The right to exercise options granted from the 2000 Plan expires 60 days after termination of employment (except for certain situations), and in case of death an optionee’s estate would have twelve months to exercise. For the Plan, unless otherwise specified in the option grant, the right to exercise options expires 90 days after termination of employment, and in case of death an optionee’s estate would have twelve months to exercise. For both plans, no Option or Stock Appreciation Right shall be exercised after its expiration date in accordance with its terms.

CEO Compensation

The CEO compensation is based on the same considerations as any other senior executive. Other compensation factors, including salary increases, incentive bonus and option participation are performance-based.

In fiscal year 2013 the Compensation Committee established a $225,000 annual base salary for the CEO.

Deduction Limit for Executive Compensation

Effective January 1, 1994, Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per individual per year, but contains an exception for performance-based compensation that satisfies certain conditions.

The 2005 Equity Incentive Plan restricts the maximum number of shares of common stock for which any one participant may be granted stock options and awards, and the stockholders approved these plans. As a result, stock options granted to Giga-tronics’ executive officers with an exercise price not less than the fair market value of the underlying shares on the grant date will generally qualify as performance-based compensation which is not subject to the $1 million limitation.

BY THE COMPENSATION COMMITTEE:

Lutz Henckels, Chairman

Gordon L. Almquist

James A. Cole

Garrett A. Garrettson

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table includes information as of December 23, 2013, concerning the beneficial ownership of Giga-tronics’ common stock for each of the Company’s directors and executive officers; all directors and executive officers of the Company as a group; and each person known by the Company to own beneficially more than 5% of the Company’s outstanding common stock.

Name of Beneficial Owner	Position with the Company	Amount and Nature of Beneficial Ownership	Percentage of Total Outstanding Common Stock

Gordon L. Almquist 4650 Norris Canyon Road San Ramon, California 94583	Director	3,000 (1)	0.06%
George H. Bruns, Jr. 4650 Norris Canyon Road San Ramon, California 94583	Director	326,273 (2)	6.27%
James A. Cole 2291 Melford Court Thousand Oaks, California 91361	Director	135,094 (3)	2.60%
Mark Elo 4650 Norris Canyon Road San Ramon, California 94583	Vice President, Marketing	20,000 (4)	0.38%
Garrett A. Garrettson P.O. Box 157 Pebble Beach, California 93953	Chairman of the Board	63,750 (5)	1.22%
Kenneth A. Harvey 4650 Norris Canyon Road San Ramon, California 94583	Director	52,054 (6)	1.00%
Lutz P. Henckels 1045 First Avenue King of Prussia, PA 19406	Director	2,957,630 (7)	37.04%
Steven D. Lance 4650 Norris Canyon Road San Ramon, California 94583	Vice President Finance and Chief Financial Officer	-	0.00%
Jeffrey T. Lum 4650 Norris Canyon Road San Ramon, California 94583	Director	57,614 (8)	1.10%
Michael R. Penta 4650 Norris Canyon Road San Ramon, California 94583	Vice President, Sales	74,000 (9)	1.42%
John R. Regazzi 4650 Norris Canyon Road San Ramon, California 94583	President and Chief Executive Officer	127,500 (10)	2.42%
W. Joseph Thompson 1045 First Avenue King of Prussia, PA 19406	Director	2,906,376 (11)	36.07%
All executive officers and directors as a group (12 persons, including those above)		3,848,035(12)	47.75%
Alara Capital AVI II, LLC 1045 First Avenue King of Prussia, PA 19406	--	2,870,756 (13)	35.65%

(1) Includes 3,000 shares issuable under options exercisable within 60 days of December 23, 2013.

(2) Includes 22,163 shares owned by The Bruns Company; 280,610 shares owned directly and 23,500 shares issuable under options exercisable within 60 days of December 23, 2013.

(3) Includes 23,500 shares issuable under options exercisable within 60 days of December 23, 2013.

(4) Includes 20,000 shares issuable under options exercisable within 60 days of December 23, 2013.

(5) Includes 34,250 shares issuable under options exercisable within 60 days of December 23, 2013.

(6) Includes 23,500 shares issuable under options exercisable within 60 days of December 23, 2013.

(7) Includes 6,000 shares issuable under options exercisable within 60 days of December 23, 2013. Also includes 2,870,756 shares beneficially owned by Alara Capital with respect to which Mr. Henckels shares voting dispositive power as a managing member of Alara Capital as set forth in the above table and footnote 13.

(8) Includes 44,250 shares issuable under options exercisable within 60 days of December 23, 2013.

(9) Includes 20,000 shares issuable under options exercisable within 60 days of December 23, 2013.

(10) Includes 76,500 shares issuable under options exercisable within 60 days of December 23, 2013.

(11) Includes 6,000 shares issuable under options exercisable within 60 days of December 23, 2013. Also includes 2,870,756 shares beneficially owned by Alara Capital with respect to which Mr. Thompson shares voting dispositive power as a managing member of Alara Capital as set forth in the above table and footnote 13.

(12) Includes 1,297,905 shares issuable under options and warrants within 60 days of December 23, 2013. Also includes 2,870,756 shares beneficially owned by Alara Capital.

(13) The information in this table is based on information provided by Alara Capital in its Schedule 13D filed with the U.S. Securities and Exchange Commission on July 8, 2013. Represents 1,853,351 shares of common stock issuable upon conversion of 18,533.51 shares of Preferred Stock and 1,017,405 shares of common stock issuable upon exercise of warrants. Darren C. Wallis, W. Joseph Thompson and Lutz P. Henckels, as the managing members of Alara Capital, share with each other and with Alara Capital, voting and dispositive power over all such shares.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Shareholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC  20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

This Proxy Statement is being sent to you by the Giga-tronics Incorporated Board of Directors.

Steven D. Lance

Vice President Finance, Chief Financial Officer and Corporate Secretary

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

GIGA-TRONICS INCORPORATED

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Garrett A. Garrettson and Steven D. Lance, or either of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, each with full power of substitution, to vote and act as proxy with respect to all shares of common stock of Giga-tronics Incorporated standing in the name of the undersigned on the books of Giga-tronics at the close of business on December 23, 2013 at the Special Meeting of Shareholders to be held at Giga-tronics' executive office at 4650 Norris Canyon Road, San Ramon, CA 94583 on February 13, 2014 at 9:30 a.m. (PT) or at any adjournment or postponement thereof.

THE POWERS HEREBY GRANTED MAY BE EXERCISED BY BOTH OF SAID ATTORNEYS OR PROXIES OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE SPECIAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OR, IF ONLY ONE BE PRESENT AND ACTING, THEN BY THAT ONE. THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT SAID MEETING.

(Continued, and to be signed, on the other side.)

TO VOTE YOUR PROXY

Simply sign and date your proxy card and return it in the postage-paid envelope to:

Giga-tronics Inc., c/o Eagle Rock Proxy Advisors, LLC, 12 Commerce Dr, Cranford NJ 07016

TO VOTE, PLEASE DETACH PROXY CARD HERE

Please mark votes as in this sample	X

		FOR	AGAINST	ABSTAIN
1.	Advisory vote on the company’s executive compensation program.	[ ]	[ ]	[ ]

		ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
2.	Future advisory votes on the company’s executive compensation program to be held every:	[ ]	[ ]	[ ]	[ ]

		FOR	AGAINST	ABSTAIN
3.	Amendment to the company’s 2005 Equity Incentive Plan making an additional 500,000 shares available for the grant of awards under the plan.	[ ]	[ ]	[ ]

The Board of Directors recommends a vote of “FOR” proposal 1, “THREE YEARS” on proposal 2 and “FOR” proposal 3. This proxy shall be voted in accordance with the recommendations of the Board of Directors unless a contrary instruction is indicated, in which case the proxy shall be voted in accordance with such instructions.  In all other matters presented at the meeting, if any, this proxy shall be voted in accordance with the recommendations of the Board of Directors.

Dated: _______________________, 2014

Signature(s)

Signature(s)

Please sign exactly as the name appears printed hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by authorized person. Receipt of the Proxy statement for the meeting is hereby acknowledged.